EXHIBIT 99.2

From: Dr. Michael Urban
Sent: Monday, December 05, 2005 7:42 AM
To: Thomas Fessler; Andreas Stütz; Klaus G. Trox; Alexander von Welczeck
Cc: Henry Lo; Michels, Dirk
Subject: Board Resignation

Gentlemen,

I herewith submit my resignation as a director and as an officer of friendlyway Corporation (FDWY).

When I was asked to come out of retirement and take on the position of Chairman and CEO of FDWY it was with the understanding that this was a temporary role with the priority assignment to complete the contemplated share exchange with the shareholders of friendlyway AG.

Shortly after taking office in June 2005 I was able to find an additional partner with a great standing in the digital signage arena, who agreed to merge into FDWY. After 4 months of negotiations with due diligence all but completed and agreements all but ready to be signed, the board of FDWY is now confronted with new demands by friendlyway AG, which I am convinced can not lead to a successful closing and are in my opinion not in the best interest of the shareholders of FDWY. Since the completion of the share exchange agreement is a precondition to the merger with the third partner, none of the transactions can be completed with these new demands.

During my tenure I did not draw a salary, I paid my own expenses and in addition I invested over 700.000 $ of my personal funds into FDWY.

I still believe the company would have an excellent chance to succeed and play a major role in an exiting market once the deals are completed according to the terms agreed upon until now.

Dr. Michael Urban